                                                                      EXHIBIT 12
                            McDONALD'S CORPORATION
                     STATEMENT RE:  COMPUTATION OF RATIOS
                              Dollars In Millions

                                                              THREE  MONTHS
                                                             ENDED MARCH 31,                 YEARS ENDED DECEMBER 31,
                                                              1999     1998        1998        1997      1996      1995      1994
                                                             ----------------   ----------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes                    $600.7  $540.2    $2,307.4(1)  $2,407.3  $2,251.0  $2,169.1  $1,886.6
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                               5.1     4.8        23.7         28.3      39.6      19.6       6.6
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                           16.1    17.8        99.9         69.0      73.2      73.3      34.9
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                        42.8    40.0       161.3        145.9     130.9     103.8      83.4
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*                      118.5   116.1       461.9        424.8     392.2     388.8     346.0
                                                             ----------------   ----------------------------------------------------
                                                              $783.2  $718.9    $3,054.2     $3,075.3  $2,886.9  $2,754.6  $2,357.5
                                                             ================   ====================================================


FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                      $ 42.8  $ 40.0    $  161.3     $  145.9  $  130.9  $  103.8  $   83.4
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                                     115.6   113.3       453.4        426.1     410.4     403.4     343.9
- Capitalized interest*                                          2.7     4.0        18.3         23.7      23.5      22.8      21.0
                                                             ----------------   ----------------------------------------------------
                                                              $161.1  $157.3    $  633.0     $  595.7  $  564.8  $  530.0  $  448.3
                                                             ================   ====================================================


RATIO OF EARNINGS TO FIXED CHARGES                              4.86    4.57        4.82(2)      5.16      5.11      5.20      5.26
                                                             ================   ====================================================
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*Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes $161.6 million of Made for You costs and the $160.0 million pre-tax special charge related to the home office productivity initiative for a 1998 pre-tax total of $321.6 million.
(2) Excluding Made for You costs and the special charge, the ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 5.33.

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